Summarized financial information for Matson Navigation Company, Inc. as of December 25, 2009, December 26, 2008, and December 28, 2007, is as follows (in millions, except current ratio):

	As of	As of	As of
	December 25,	December 26,	December 28
	2009	2008	2007

Current assets	$201	$214	$241
Current liabilities	$201	$164	$198
Current ratio	1:1	1.30:1	1.22:1
Working capital	$--	$50	$43
Other assets	$967	$1,030	$1,055
Long-term liabilities	$527	$621	$605
Net worth	$440	$459	$494